Exhibit 99.1

CHART ACQUISITION

COMPLETES BUSINESS COMBINATION WITH TEMPUS APPLIED SOLUTIONS

New York, NY/Williamsburg, VA, August 3, 2015 — Chart Acquisition Corp. (OTCQB: CACG; CACGW; CACGU) announced the closing of its business combination with Tempus Applied Solutions, LLC, an aviation solutions company, creating a new holding company called Tempus Applied Solutions Holdings, Inc.

Tempus Holdings’ common stock and warrants will commence trading on the OTCQB Marketplace under the ticker symbols “TMPS” and “TMPSW,” respectively, on Tuesday, August 4, 2015.

“Our team at Tempus has spent years building the expertise and credibility to meet the requirements of governments, heads of state, and large commercial operators as they must upgrade their aircraft to meet modern electronics, communications, and other system requirements,” said B. Scott Terry, founder and CEO of Tempus, who will serve as CEO of Tempus Holdings. We believe that we will be a significant player in this growing and demanding market and, as a public company, we will now have access to financial resources to meet near-term customer requirements and future expansion.”

“Tempus is one of the few companies in this rapidly expanding specialty market that provide complex communications, navigation, and electronics upgrades and solutions for special-mission aircraft, for both government and commercial use,” explained Joseph R. Wright, who will serve as chairman of the board of Tempus Holdings. Regulatory changes are occurring today around the world that require aircraft to be upgraded to meet new, more stringent, safety and other standards and performance requirements, which we believe will provide an opportunity for significant growth for Tempus Holdings. We look forward to working with Scott Terry, who has many years of proven results in this industry and is highly qualified to lead this company.”

Cowen and Company, LLC, acted as financial adviser to Chart, and Ellenoff Grossman & Schole, LLP, served as legal counsel to Chart. Alston & Bird, LLP, served as legal counsel to Tempus.

About Tempus Applied Solutions, LLC

Headquartered in Williamsburg, Virginia, Tempus provides turnkey and customized design, engineering, modification and integration services, and operations solutions that support aircraft critical mission requirements for various international customers including the United States Department of Defense, other U.S. government agencies, foreign governments, and heads of state. Tempus designs and implements special-mission aircraft modifications related to intelligence; surveillance and reconnaissance systems; new generation command, control and communications systems; and VIP interior components. Tempus also provides ongoing operational support, including flight crews, maintenance, and other services to its customers.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of judgments, risks, and uncertainties concerning the business combination and Tempus Holdings’ expected performance, as well as its strategic and operational plans. Accordingly, actual events or results may differ materially from those described in this press release. The factors described above, as well as risk factors described in reports filed with the Securities and Exchange Commission by Chart and Tempus Holdings, could cause our financial and operational results to differ materially from estimates or expectations reflected in the forward-looking statements set forth in this press release. We do not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Contact Information - Tempus Media Relations

Jack Bacot, vice president of marketing & media

jack@tempus-magazine.com

+1 (864) 430-8785

Tempus Applied Solutions, LLC

133 Waller Mill Rd., Suite 100,

Williamsburg, VA 23185 USA

Telephone: +1 757-969-6188